UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported):  December 5,  2011

PURESPECTRUM, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 333-148158

Delaware	41-2233202
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

161 Bay Street,  27th Floor

Toronto, Ontario M5J2S1

(Address of Principal Executive Offices, Including Zip Code)

7 Dey Street Suite 1503 New York, NY 10007

(Former Principal Executive Offices)

416-792-5555

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

On November 3, 2010, the Company issued to Barclay Lyons, LC two million (2,000,000) shares of the Company’s  Series B preferred shares.  Each Series B preferred share entitled the holder thereof to five hundred (500) votes of common stock per share held  and may vote on any action requiring any class of shares to vote.  As a result of the foregoing,  Barclay Lyons, LLC was  able to elect the Company's Board of Directors and   had  the right to approve any action requiring the vote of the holders of our common stock or any other class of stock.

On December 5, 2011, Barclay Lyons transferred the Series B preferred shares to OTC Ventures, Inc., an entity controlled by Cedric Atkinson, our new chief executive officer.  As a result of the foregoing, Mr. Atkinson will now be able to elect the Company’s Board of Directors and approve any action requiring the vote of the holders of the Company’s common stock.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2011 Gregory Clements tendered his resignation as an officer and director of the Company.   There was no disagreement between the Company and Mr. Clements regarding the Company’s operations or financial reporting.

Concurrently with his resignation,  Mr. Clements appointed Cedric Atkinson to serve as the Company’s sole officer and director.  During his business career, Mr. Atkinson (age 35),   has focused on sales and marketing as well as contract consulting in the financial markets to both privately held and public companies.   Mr. Atkinson has established a reputation for creating effective strategies for asset acquisitions and long-term success.

Today, Mr. Atkinson serves at the chief executive officer and managing director of OTC Ventures, a firm dedicated to working with emerging growth companies with potential for significant rates of return.  OTC Ventures’ focus is to bring value to shareholders through transparency and strong leadership.

Mr. Atkinson studied Public Policy at York University, one of Canada’s  leading interdisciplinary research and teaching institutions.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PureSpectrum, Inc.

Date: December 5, 2011	By:	/S/ Cedric Atkinson
Name: Cedric Atkinson
Title: Chief Executive Officer